EXHIBIT 99.1

BigString Corporation Announces Sale of FindItAll and AmericanMoBlog Websites
in Exchange for Equity Position in FindItAll, Inc.

RED BANK, N.J.: June 16, 2008 -- BigString Corporation (OTCBB: BSGC), a provider of social networking messaging applications and user-controllable email and instant messaging services, announced today the sale of FindItAll.com and its related assets to FindItAll, Inc., a development stage company, and the sale of AmericanMoBlog.com and its related assets to AmericanMoBlog, Inc., a development stage company.  In exchange for the sale of these websites and their related assets, BigString received 20 million shares of FindItAll, Inc.’s common stock and a de minimis amount of cash.  FindItAll.com, a video search engine, and AmericanMoBlog.com, a photo sharing website, were acquired by BigString in May 2006.  FindItAll, Inc. and AmericanMoBlog, Inc. have acquired the respective websites from BigString for purposes of further developing and marketing the websites.

 “The divesture of these two Internet properties is in line with our strategy to concentrate on immediate market opportunities at BigString.com.  In turn, we have gained a significant equity position in a developing company, which we hope to eventually distribute to BigString’s shareholders,” said Darin Myman, President and CEO of BigString.  “Our site, BigString.com, will continue to roll-out applications, leveraging our core audio, video and electronic messaging technology,” added Myman.

About BigString Corporation

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, Big String's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.  For more information, visit www.BigString.com.

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

Contacts:

BigString Corporation:  Darin Myman, 732-741-2840, darin@bigstring.com

Media Inquiries:  Greene Inc., Howard Greene, 516-825-0400, greenepr@bigstring.com or greenpr@aol.com

Investor Relations:  OTC Financial Network, Rick McCaffrey, 781-444-6100 x625
rick@otcfn.com, http://www.otcfn.com/bsgc